Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 10, 2025 (the “Effective Date”), between Solidion Technology, Inc. (the “Company”) and Bor Jang (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Employment; Title; Duties and Location. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined below), Executive shall serve the Company as Chief Science Officer and shall report exclusively and directly to the Chief Executive Officer of the Company. Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time. The principal place of performance by Executive of Executive’s duties hereunder shall be the Company’s offices in Dayton, Ohio, although Executive may be required to reasonably travel outside of such area in connection with the performance of Executive’s duties.

2. Term. Executive’s employment began on February 2, 2024, which was the closing date (the “Closing Date”) of the business combination by and among Nubia Brand International Corp., Honeycomb Battery Company, an Ohio corporation, and Nubia Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of Nubia, pursuant to that certain Merger Agreement, dated February 16, 2023, as amended, and shall continue for a two-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Notice of Non-Renewal has not been given (as defined herein) and provided Executive’s employment has not previously been terminated, Executive’s employment hereunder shall automatically be extended for successive, additional one-year periods (each a “Renewal Term”), subject to earlier termination exclusively as provided for below. For the purposes of this Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Executive’s employment is terminated prior to the end of such Term), and the “Employment Period” means the period of Executive’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Executive’s termination of employment hereunder).

3. Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1 Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time, which currently consist of semi-monthly payments, and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $200,900. The parties acknowledge that the starting Base Salary gives effect to the Executive’s dual employment relationship described in Section 4.2. Executive’s Base Salary shall be reviewed annually by the Board (or the compensation committee of the Board), pursuant to the Company’s normal compensation and performance review policies for senior level executives.

3.2 Transition Bonus. Executive shall receive one transition bonus (the “Transition Bonus”), less applicable withholdings and deductions, in the amount of $63,935.89. The Transition Bonus shall be paid in a lump sum on the Effective Date, except as otherwise provided herein.

3.3 Discretionary Bonus. Executive shall be eligible to receive a discretionary performance-based bonus (a “Discretionary Bonus”) with respect to each fiscal year of the Company (a “Fiscal Year”) based on the terms and conditions hereof. Executive’s target bonus shall be 40% of Executive’s then-applicable Base Salary, and the Discretionary Bonus for any Fiscal Year may be higher than 40% of the Base Salary. The actual amount of Executive’s Discretionary Bonus will be determined by the Board in good faith based on reasonable performance metrics for Executive that are established by mutual agreement of the Board and Executive no later than sixty (60) days after the start of each Fiscal Year, commencing with the fiscal year ending December 31, 2025. Any Discretionary Bonus may be paid in cash, shares of stock, or a combination of the foregoing, although at least twenty-five percent (25%) of the Discretionary Bonus shall be paid in cash. Any Discretionary Bonus for a given Fiscal Year shall be paid within sixty (60) days after the end of such Fiscal Year.

3.4 Warrants; Equity Awards. Subject to the approval of the Board and/or its Compensation Committee, on the later of (a) the Effective Date and (b) the date of effectiveness of a Registration Statement on Form S-8 (“Form S-8”) under the Securities Act of 1933, as amended (the “Securities Act”), is available to register the offer and/or the sale of the Company’s securities set forth below to the Executive, the Executive shall be issued at-the-money warrants to purchase at least 400,000 shares of the Company’s common stock with an expiration on the fifth anniversary of the Closing Date and shall be granted 200,000 shares of unrestricted stock (“Unrestricted Stock”). Subject to the approval of the Board and/or its Compensation Committee and the availability of a Form S-8, annually thereafter during the Employment Period, Executive shall be granted 200,000 shares of restricted stock (“Restricted Stock”) of the Company each year. The Unrestricted Stock and the Restricted Stock awards (i) shall be subject to vesting on three equal installments on each of the first three anniversaries of the Closing Date, (ii) shall be made pursuant to the terms and conditions of the Company’s 2023 Long-Term Incentive Plan (the “Plan”) attached hereto as Exhibit A, and (iii) shall be evidenced by an award agreement between the Company and the Executive, pursuant to the terms of the Plan.

3.5 Benefits. Executive shall have the right to receive or participate in all employee benefit programs and perquisites established from time to time by the Company on a basis that is no less favorable than such programs and perquisites are provided by the Company to the Company’s other senior executives, subject to the eligibility requirements and other terms of such programs and perquisites, and subject to the Company’s right to amend, terminate or take other action with respect to any such programs and perquisites.

3.6 Vacation and Other Paid Time Off. Executive shall be entitled to fifteen (15) days of paid vacation and seven (7) fixed holidays, as well as wellness days and any other paid time off, each year in accordance with then current Company policy.

3.7 Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

4. Exclusivity, Best Efforts and Dual Employment.

4.1 During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company; (ii) subject to the proviso below and Section 4.2, devote Executive’s entire business time, energy and skill to Executive’s services under this Agreement; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, competent, and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; (v) not engage in any other business, profession or occupation for compensation or otherwise, except as provided below; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent Executive from managing Executive’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, including but not limited to delivering lectures, fulfilling speaking engagements, and/or teaching at educational institutions so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company.

4.2 The parties acknowledge that Executive, with the Company’s consent, is employed in an executive capacity by Global Graphene Group, Inc. (“G3”) and also serves on G3’s board of directors. The parties anticipate that Executive will be able to satisfactorily perform the duties assigned to Executive under this Agreement notwithstanding Executive’s simultaneous employment by G3. Executive represents and warrants that Executive shall devote approximately seventy percent (70%) of Executive’s business time and efforts over the course of any reasonably representative time period to the performance of duties assigned to Executive under this Agreement. Executive shall not engage in any other paid work, other than his simultaneous employment by G3, unless Executive notifies the Board or its designee in advance of Executive’s intent to engage in other paid work and receives the express written consent of the Board or its designee to do so.

4.3 Notwithstanding the foregoing, Executive may also serve on one or more corporate boards of another company (and committees thereof) upon giving advance notice to the Board prior to commencing service on any other corporate board; provided such entities are not competitive with the Company and subject to the provisions of Section 8.

5. Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of this Agreement and applicable law, including Section 409A, the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6. Termination.

6.1 Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2 Disability. The Company may, subject to applicable law, terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For purposes of this Agreement, “Disability” means a disability that entitles Executive to benefits under the applicable Company long-term disability plan covering Executive and, in the absence of such a plan, that Executive shall have been unable, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities hereunder for 180 consecutive days. In the event of any question as to the existence, extent or potentiality of Executive’s Disability upon which the Company and Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and Executive, the cost of such examination to be paid by the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws. Until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any Company-provided disability insurance policy or plan applicable to him.

6.3 For Cause by the Company. The Company may terminate Executive’s employment for Cause, at any time, upon written notice reasonably describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means (i) (A) material failure by Executive to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement, or (B) willful failure by Executive to substantially perform Executive’s duties and responsibilities under this Agreement, which, in either case of (i)(A) or (i)(B) hereof, is not promptly remedied within 90 days after the Company gives Executive written notice specifying such failure or breach in reasonable detail; (ii) the conviction of, or entering a plea of guilty or no contest to, by Executive of (A) a felony or (B) any other crime involving moral turpitude; (iii) the commission by Executive of theft, fraud, breach of trust or any material act of dishonesty involving the Company or its subsidiaries or, in their capacities as such, any of its customers, suppliers or other business relations, or (iv) a material violation by Executive of the code of conduct of the Company or its subsidiaries (to the extent such code of conduct has been provided to or made available to Executive) or breach of any statutory or common law duty of loyalty to the Company or its subsidiaries, which violation or breach is not promptly remedied within ninety (90) days after the Company gives Executive written notice specifying such breach in reasonable detail.

6.4 Resignation by Executive for Good Reason. Executive may resign Executive’s employment hereunder for Good Reason by written notice of such resignation in compliance with the terms of this Section. For the purpose of this Agreement, “Good Reason” means, without Executive’s express written consent (which may be withheld for any reason or no reason), any of the events or conditions described in the following subsections (i) through (v), provided that Executive provides notice to the Company within sixty (60) days following the date which the Executive initially has actual knowledge of the occurrence of any such event or condition and the Company does not fully correct the situation within thirty (30) days after such notice of Good Reason: (i) a reduction by the Company in Executive’s Base Salary (other than a temporary, proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 5% of Base Salary then currently in effect); (ii) the Company changing the location of Executive’s principal work location to a location more than thirty (30) miles from such location; (iii) a material reduction or material negative change by the Company in the type or level of compensation and benefits provided by the Company to Executive; or (iv) any material adverse change in the nature or scope of the Executive’s authority, duties or responsibilities with respect to the Chief Science Officer of the Company, including, but not limited to, the failure of the Company to continue the Executive in a position having the responsibilities of Chief Science Officer; (v) material breach by the Company of the terms of this Agreement or any other written equity or compensation agreement between the Company and Executive. Any resignation for Good Reason following the thirty (30) day cure period set forth above must occur no later than the date that is six (6) months following the date at which the Executive initially has actual knowledge of the occurrence of one of the foregoing events or conditions without Executive’s express written consent.

6.5 Without Cause or Without Good Reason. The Company may terminate Executive’s employment without Cause or without Good Reason, at any time, upon at least thirty (30) days prior written notice, provided, however, that such termination may only occur with the unanimous vote of all independent directors, by providing written notice of such termination and its effective date to Executive. In the event that such notice is given, Executive shall be allowed to seek other employment during such notice period. Likewise, Executive may terminate Executive’s employment without Good Reason upon at least thirty (30) days prior written notice to the Company without any liability. Termination of Executive’s employment without Cause by the Company or without Good Reason by Executive shall not include termination of Executive’s employment due to Executive’s death or Disability or upon expiration of the Term as provided for below.

6.6 Expiration of the Term. Provided Executive’s employment has not been previously terminated pursuant to the terms hereof, Executive’s employment shall be terminated upon the expiration of the then current Term if one Party provides notice to the other of its decision not to renew this Agreement upon the expiration of the then current Term (“Notice of Non-Renewal”). A Notice of Non-Renewal shall be effective only if it is provided to the other Party at least sixty (60) days prior to the end of the then current Term.

7. Effect of Termination of Employment.

7.1 Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided in this Agreement, in any separate written agreement between Executive and the Company, or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Obligations”): (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment for accrued unused vacation time, subject to the Company’s then current vacation policy, which shall also be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; (iv) payment of Executive’s Discretionary Bonus for the prior Fiscal Year, to the extent such Discretionary Bonus had not yet been paid as of the Termination Date; (v) payment of a prorated Discretionary Bonus based on the number of days Executive was employed during the Fiscal Year, which shall be paid within sixty (60) days of the end of the Fiscal Year and calculated as set forth in Section 3.3 hereof; and (vi) payment for unreimbursed business expenses which payment shall be made within thirty (30) days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

7.2 Severance Benefits. In the event that Executive’s employment is terminated by the Company without Cause, by the Company by Notice of Non-Renewal, or by Executive pursuant to Good Reason, in addition to the Accrued Obligations, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section. The Severance Benefits shall consist of:

(a) Executive shall receive payment of an amount (the “Severance Pay”) equal to Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the minimum amount of Base Salary provided herein, such minimum amount) for twelve (12) months following the Termination Date (the “Severance Period”). The Severance Pay shall be paid in the form of salary continuation, commencing within sixty (60) days following the Termination Date on the first regularly scheduled payroll date of the Company that is processed after the effective date of the Separation Agreement (defined below), except that, if the Separation Agreement may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A. The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

(b) During the Severance Period until such time, if any, as Executive is eligible for group health insurance benefits from another employer, Executive shall be eligible to continue to participate in the Company’s group health insurance benefits on the same terms and conditions as then applicable to current employees, except that, if Executive is not permitted to continue to participate in any such health insurance plans for any portion of the Severance Period as a result of the terms of such plans or applicable law and Executive elects to continue his or his dependents’ health insurance benefits pursuant to COBRA, the Company will pay or reimburse Executive for the portion of the COBRA premium that is equal to the insurance premium the Company would pay if Executive was then an active employee of the Company. Following the Severance Period, should Executive elect to continue his or his dependents’ health insurance benefits, Executive shall be responsible for the entire cost thereof. If the Company is unable to provide the benefit provided above in this paragraph without violating applicable health care discrimination laws, then, in lieu of such benefit, the Company shall pay Executive (A) a cash payment equal to the economic equivalent of such benefit and (B) a full tax gross-up, if applicable, with respect to such cash payment so that Executive has no after tax consequences with respect to such cash payment and the related tax gross up payment.

7.3 Separation Agreement and Other Conditions for Severance Benefits. Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with the terms of this Agreement that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and general release substantially in the form attached hereto as Exhibit B (the “Separation Agreement”), which form may be modified as necessary by the Company to comply with applicable law and to specify the date by which Executive must execute and return the Separation Agreement for it to be effective.

7.4 Mitigation. Executive shall not be required to mitigate the amount of the Severance Benefits or any other benefits or payments provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to Executive in any subsequent employment or from any payor other than amounts paid or funded by the Company.

8. Confidentiality, Non-Solicitation and Non-Competition.

8.1 Representations and Acknowledgements. For purposes of this Agreement, the term “Company” shall refer to not only the Company, but also, jointly and severally, to any entity, directly or indirectly, through one or more intermediaries, controlled by, in control of, or under common control with, the Company (collectively, “Company Affiliates”). Executive acknowledges and agrees that: (i) among the most valuable and indispensable assets of the Company are its Confidential Information (defined below) and close relationships with its Customers (defined below) and Suppliers (defined below, which includes, without limitation, employees), which the Company has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with Executive’s employment with the Company, Executive will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense and support, special and close relationships with the Company’s Customers and Suppliers; (iii) the Company’s Confidential Information and close Customer and Supplier relationships must be protected; and (iv) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted.

8.2 Confidential Information. During the Employment Period and at all times thereafter, Executive will not, except to the extent necessary to perform Executive’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information of the Company. If it is necessary for Executive to use or disclose Confidential Information so as to comply with any law, rule, regulation, court order, subpoena or other governmental mandate or investigation, Executive shall give written notice to the Company of such requirement (to the extent legally permissible), and cooperate with any attempts by the Company to obtain a protective order or similar treatment. Executive shall exercise reasonable care to protect all Confidential Information. Executive will give notice to the Company of any unauthorized use or disclosure of Confidential Information of which Executive becomes aware during the Employment Period. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company, its business or properties that the Company has furnished or furnishes to Executive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Executive that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. Without limiting the generality of the foregoing, Confidential Information shall include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company. For the avoidance of doubt, Executive acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (ii) that is made available to Executive by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Executive outside or independent of Executive’s performance of Executive’s services to or on behalf of the Company.

8.3 Company Property. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and any copies (including without limitation electronic), in whole or in part, thereof (the “Company Property”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Except as required for the proper performance of Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Company, Executive will not copy any Company Property or remove any Company Property or copies or derivatives thereof from the premises of the Company. Executive will reasonably safeguard, and return to the Company immediately upon termination of employment, and at such other times as may be reasonably requested by the Company, all Company Property, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Property”) as well as all other property of such customers, subcontractors, vendors and suppliers, then in Executive’s possession or control. Notwithstanding any provision of this Section to the contrary, Executive shall be permitted to retain Company Property evidencing his hire, equity and other compensation rate and benefits and any other agreements between Executive and the Company that Executive has signed.

8.4 Permitted Disclosures. Executive acknowledges that Executive has been notified in accordance with the federal Defend Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. Additionally, Executive’s confidentiality obligations set forth herein shall not be interpreted or applied in a manner that would conflict with Executive’s rights, if any, under the NLRA, as defined below. Nothing in this Agreement shall prohibit Executive from (i) disclosing information that has been or is hereafter made public through no act or omission of Executive in violation of this Agreement or any other confidentiality obligation or duty owed to the Company, (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

8.5 Non-Solicitation, Non-Competition.

(a) No Solicitation of Customers. Executive agrees that, during the Restricted Period (defined below), Executive shall not, directly or indirectly (defined below), actually or attempt to, (i) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company in any material respect; (ii) solicit, induce or cause any Customer to become a customer of or enter into any contractual or other relationship with Executive or any other person or entity for Competing Services (as defined below); and/or (iii) offer or provide to any Customer any Competing Services. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

(b) No Solicitation of Employees and Other Suppliers. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, actually or attempt to: (i) solicit, induce, or cause any Supplier of the Company to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; or (ii) solicit, induce or cause any employee of the Company to engage in Competing Services. The covenants set forth in this Section will not be violated by the use of an independent employment agency not directed to solicit a particular individual or, generally, employees of the Company or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television, or an online job posting) not specifically directed to employees or consultants of the Company.

(c) Non-Competition. During the Employment Period and the Restricted Period, Executive shall not, directly or indirectly, actually or attempt to, engage in the business of providing Competing Services within the Territory (as defined below).

(d) Definitions. For the purposes of this Agreement, the following terms shall have the following meanings.

(i) “Competing Services” means products or services that are the same, similar or otherwise in competition with the products and services that the Company is then currently offering and from which products or services the Company derives at least 10% of its annual gross revenues, as determined as of the Termination Date, (or such products or services of which Executive has knowledge, at the time in question, that the Company has plans to offer within twelve (12) months) with which Executive was involved or about which Executive acquired Confidential Information.

(ii) “Customer” means any company or individual: (i) who purchased products or services from the Company whom Executive contacted or served during the one-year prior to the Termination Date, for whom Executive supervised contact or service during the Employment Period or about whom Executive acquired Confidential Information; and/or (ii) who was a potential customer of the Company within the one year immediately preceding the Termination Date and (A) about whom Executive acquired Confidential Information or (B) who contacted Executive, whom Executive contacted, or for whom Executive supervised contact regarding the potential purchase of products or services of the Company.

(iii) “directly or indirectly” as it relates to an activity taken by Executive includes any activity taken directly by Executive or indirectly on Executive’s behalf, except that nothing in this Agreement shall prohibit Executive from being a passive holder, for investment purposes only, of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.

(iv) “Restricted Period” means the Employment Period and for a period of twelve (12) months thereafter.

(v) “Supplier” means any supplier of services to the Company, including as an employee or independent contractor, who supplied such services in the six (6) months prior to the Termination Date and (A) about whom Executive acquired Confidential Information or (B) who worked directly for or with Executive, or whom Executive contacted, in connection with such services.

(vi) “Territory” means any state in which the Company is doing business or in which it is contemplating to do business pursuant to a then current business plan.

9. Intellectual Property.

9.1 The Company’s Proprietary Rights. Executive acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Executive (solely or jointly) during Executive’s employment by the Company that relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Executive conceives or develops such Company Intellectual Property, and Executive hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assignment. Executive also hereby waives all claims to any moral rights or other special rights (“Moral Rights”), including, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like, that Executive may have or may accrue in any Company Intellectual Property. To the extent that any such Moral Rights cannot be assigned under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

9.2 Waiver. In the event that Executive owns or claims any rights to Company Intellectual Property that cannot be assigned to the Company, Executive irrevocably waives all claims and the enforcement of all such rights against the Company, and its respective officers directors, assigns and licensees, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce the Company’s interests in such Company Intellectual Property.

9.3 Cooperation Regarding Intellectual Property. Executive agrees to assist the Company, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Company Intellectual Property in the United States and elsewhere. In particular, at the Company’s sole expense (except as noted in clause (i) below), Executive shall forthwith upon request of the Company execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (i) to vest in the Company all of Executive’s right, title, and interest in and to such Company Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and Executive agrees to take such action, at Executive’s expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

9.4 License to Prior Invention. If Executive in the course of Executive’s employment with the Company incorporates into a Company product Intellectual Property that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company in which Executive has a property right (each, a “Prior Invention”), Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Executive will not incorporate any Intellectual Property owned by any third party into any Company Intellectual Property without the Company’s prior written permission.

10. Non-Disparagement. Executive agrees not to, knowingly and intentionally, make any disparaging remark or send any disparaging communication which is reasonably expected to result in, or does result in, damage to (i) the reputation of the Company or (ii) the reputation of the business, officers and directors of the Company. The Company agrees not to, knowingly and intentionally, make any disparaging remarks or send any disparaging communications by press release or other formal communication or take any other action, directly or indirectly, with respect to Executive which is reasonably expected to result in, or does result in, damage to Executive’s reputation. Within five (5) days of the Termination Date, the Company agrees to issue a written directive to all of the then-current members of the Board and executive officers of the Company, instructing them that they should not, directly or indirectly, criticize or otherwise disparage or solicit or encourage others to criticize or otherwise disparage Executive. This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) business-related intra-Company communications made in good faith to persons with a legitimate business reason to know such information.

11. Injunctive Relief and Other Remedies. Executive acknowledges that certain breaches of this Agreement may result in material irreparable injury to the Company for which there is no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company may be entitled to seek a temporary restraining order and/or a preliminary and/or permanent injunction. The provisions of this section shall not limit any other remedies available to the Company as a result of a breach of the provisions of this Agreement or otherwise. During the pendency of any dispute or controversy between the Parties, the Company shall not withhold any payments or benefits due to Executive, whether under this Agreement or otherwise.

12. NLRA Compliance. All terms of this Agreement shall be interpreted and applied in a manner that complies with the National Labor Relations Act (“NLRA”), including without limitation, Section 7 thereof. Thus, to the extent Executive is covered by the NLRA, no provision of this Agreement, notwithstanding the language thereof, shall prohibit Executive, alone or with other Company employees, from (i) filing unfair labor practice charges; (ii) assisting others who are filing such charges; (iii) cooperating with the investigative process of National Labor Relations Board (the “NLRB) and other government agencies; (iv) self-organizing, forming, joining or assisting labor organizations; (v) bargaining collectively through representatives of their own choosing; (vi) discussing wages, hours, working conditions, other labor policies, or unionism for the purpose of collective bargaining or other mutual aid or protection; (vii) taking or posting pictures or videos of employees engaged in such activities or other activities involving collective bargaining or other mutual aid or protection; (viii) taking other action with one or more co-workers to improve working conditions by, among other means, raising work-related complaints directly with the Company or with a government agency, or seeking help from a union; or (ix) choosing not to engage in any of the foregoing activities.

13. Miscellaneous Provisions.

13.1 Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

13.2 Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, the Company Affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

13.3 Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

13.4 Choice of Law and Forum; Jury Waiver. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof. Any dispute arising from this Agreement, any general release executed in form of Exhibit B pursuant to this Agreement or Executive’s employment with the Company, including but not limited to claims for wrongful termination; violation of Title VII of the Civil Rights Act of 1964 as amended; violations of the Americans with Disabilities Act of 1990; violations of Texas law; or claims for violations of any state law or rule or regulation regarding discrimination, harassment or other wrongful conduct (collectively, “Covered Claims”), shall be decided solely and exclusively in a final and binding arbitration administered by the JAMS in Dallas, Texas, in accordance with the JAMS Employment Arbitration Rules in effect at the time of the filing of the demand for arbitration (the “Rules”), a copy of which is available at http://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall be a single arbitrator with expertise in employment disputes, mutually selected by the parties, or, if the parties are unable to agree thereon, a single arbitrator with expertise in employment disputes designated by the Dallas office of JAMS. The arbitrator shall have the authority to award all remedies available in a court of law. The Company shall pay the arbitrator’s fees and all fees and costs to administer the arbitration. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of the Agreement and continue after the termination of the employment relationship between the Executive and the Company. By agreeing to arbitrate disputes arising out of Executive’s employment, the Executive and the Company voluntarily and irrevocably waive any and all rights to have any such dispute heard or resolved in any forum other than through arbitration as provided herein. THIS WAIVER SPECIFICALLY INCLUDES, BUT IS NOT LIMITED TO, ANY RIGHT TO TRIAL BY JURY. Notwithstanding anything to the contrary set forth herein, this Section will not apply to claims for workers’ compensation or unemployment benefits and will not apply to claims for injunctive relief. All arbitration proceedings hereunder shall be confidential, except: (a) to the extent the parties otherwise agree in writing; (b) as may be otherwise appropriate in response to a request from a government agency, subpoena, or legal process; (c) if the substantive law of the State of Texas (without giving effect to choice of law principles) provides to the contrary; or (d) as is necessary in a court proceeding to enforce, correct, modify or vacate the arbitrator’s award or decision (and in the case of this subpart (d), the parties agree to take all reasonable steps to ensure that the arbitrator’s award, decision or findings and all other documents, pleadings and papers are filed and/or entered with the court under seal and/or in a manner that would maintain their confidentiality, including, without limitation, complying with all rules of procedure and local rules for filing documents, pleadings and papers under seal).

13.5 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid to the addresses set forth below. Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if by facsimile, on the date of such delivery if receipt on such day is confirmed and, if not so confirmed, on the next business day; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(a) If to Executive, to Executive’s address on the books and records of the Company.

(b) If to the Company, to 13355 Noel Rd. Suite 1100 Dallas, Texas 75240 Attn: Board of Directors, or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive.

13.6 Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

13.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

13.8 Voluntary and Knowing Execution of Agreement; Entire Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the post-employment restrictive covenants, and (iii) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

13.9 Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13.10 Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

/s/ Bor Jang
BOR JANG

SOLIDION TECHNOLOGY, INC.

By:	/s/ Jaymes Winters
	Name:	Jaymes Winters
	Title:	Chief Executive Officer

Signature page to the Employment Agreement

EXHIBIT A

2023 LONG-TERM INCENTIVE PLAN

EXHIBIT B

RELEASE AGREEMENT

1. Bor Jang (“Executive”), for Executive and Executive’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to the Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge Solidion Technology, Inc. (the “Company”), its former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their former and current agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants (collectively, the “Company Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever (collectively, “Claims”), whether known or unknown, that Executive ever had, now has or may have based upon any matter, fact, cause or thing, occurring up to and including the date Executive executes this General Release, including, without limitation, all Claims regarding Executive’s employment with the Company, or any events that may have occurred during the course of Executive’s employment or the termination of Executive’s employment. This includes, without limitation, a release of any and all Claims for unpaid wages, holiday pay, overtime, bonuses or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, unlawful harassment, retaliation, emotional distress, violations of public policy, defamation, fraudulent misrepresentation or inducements and severance pay and any other federal, state or local laws, statutes, rules, ordinances or regulations, whether equal employment laws, statutes, rules or regulations or otherwise.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under the Age Discrimination in Employment Act (“ADEA”) that Executive may have as of the date hereof.  Executive further understands that, by signing this General Release, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this Section that may have existed on or prior to the date hereof.  Notwithstanding anything in this Section to the contrary, this General Release shall not apply to (i) any right Executive has to the Severance Benefits; (ii) any rights to receive any payments or benefits to which the Executive is entitled under COBRA, (iii) any rights or claims that may arise as a result of events occurring after the date this General Release is executed, (iv) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries, (v) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its affiliates in accordance with the terms of such policy, and (vi) Executive’s rights to the Accrued Obligations (as defined in the Employment Agreement). Executive understands and agrees that the claims released in this Section include not only claims presently known to Executive, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section.

2. Solidion Technology, Inc. (the “Company”), for itself and on behalf of its former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their former and current agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants, and any other Company Released Parties, does hereby release and forever discharge Executive from any and all actions, causes of action, suits, controversies, claims and demands whatsoever (collectively, “Claims”), whether known or unknown, that the Company ever had, now has or may have based upon any matter, fact, cause or thing, occurring up to and including the date Executive executes this General Release, including, without limitation, all Claims regarding Executive’s employment with the Company, or any events that may have occurred during the course of Executive’s employment. Notwithstanding anything in this Section to the contrary, this General Release shall not apply to (i) any rights or claims that may arise as a result of events occurring after the date this General Release is executed, and (ii) any claims that cannot be released under applicable law. The Company understands and agrees that the claims released in this Section include not only claims presently known to the Company or any of the Company Released Parties, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section.

3. Executive represents that Executive has not filed against the Company Released Parties any complaints, charges, or lawsuits arising out of Executive’s employment, or any other matter arising on or prior to the date of this General Release, and covenants and agrees that Executive will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Company Released Parties with respect to any of the matters released by Executive herein; except that nothing in this General Release shall prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws.

4. Executive represents, warrants and agrees that (i) Executive’s employment with the Company terminated on _______, (ii) in the absence of Executive’s execution of this General Release, the Severance Benefits would not otherwise be due to him, and (iii) other than the Severance Benefits and the Accrued Obligations, the Company owes Executive no wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

5. Executive hereby acknowledges that the Company has informed Executive that Executive has up to 21 days to sign this General Release and Executive may knowingly and voluntarily waive that 21-day period by signing this General Release earlier.  Executive also understands that Executive shall have seven days following the date on which Executive signs this General Release within which to revoke it by providing a written notice of Executive’s revocation to the Company.

6. Executive acknowledges and agrees that this General Release shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Texas, without reference to the principles of conflicts of laws thereof. Any dispute concerning this General Release shall be resolved pursuant to the dispute resolution provisions of the Employment Agreement.

7. Executive acknowledges that Executive has read this General Release, that Executive has been advised that Executive should consult with an attorney before Executive executes this General Release, and that Executive understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

8. This General Release shall become irrevocable on the eighth day following Executive’s execution of this General Release, unless previously revoked.

Intending to be legally bound hereby, Executive has executed this General Release on __________________,

BOR JANG